Exhibit 10.38
Non-Employee Director Compensation
(Summary of Non-Equity Compensation)

Element	Amount
Retainer	$45,000 annually. Directors have the option to take all or part of this retainer as stock, which will be valued at the closing price on the New York Stock Exchange on the last trading day of the fiscal quarter preceding the quarter with respect to which payment is due.

Board Meeting Fees	$2,000 per meeting

Committee Meeting Fees	$1,000 per meeting

Committee Chair Retainers	Audit: $12,000 annually HR & Compensation: $5,000 annually Nominating and Governance: $5,000 annually